PROMISSORY NOTE

Denver, Colorado
$375,000.00	August 11, 2009

Vista International Technologies, Inc., a Delaware corporation with its principal place of business at 4704 Harlan Street, Suite 685, Denver, Colorado 80212 (the "Payor"), for value received, hereby unconditionally promises to pay to the order of RICHARD C. STRAIN, an individual residing at 15 Loockerman Avenue, Poughkeepsie, New York 12601 (the "Payee"), on the earlier of (i) the date of commencement of any bankruptcy, insolvency or similar proceedings in respect of the Payor and (ii) December 31, 2011, in lawful money of the United States of America, the maximum principal sum of THREE HUNDRED SEVENTY- FIVE THOUSAND and 00/100 ($375,000.00) DOLLARS (the “Maximum Principal Amount”) or such lesser amount as shall have been advanced by Payee to Payor, together with interest thereon as hereinafter provided.

SECTION 1.  Interest. Interest shall accrue on the outstanding principal amount of this Promissory Note at the rate of nine percent (9%). Interest shall be computed based upon a 365 day year.

SECTION 2.  Advances. From time to time, Payee may make advances, or loans, to Payor up to the Maximum Principal Amount to enable Payor to repay certain of its trade creditors on teiins favorably negotiated by Payor. Each such advance will be subject to the terms and conditions of this Note. Each advance will be supported by submission of a Request for Advance in the form annexed as Exhibit A hereto.

SECTION 3.  Repayments. Repayments of principal and interest shall be made by Payor monthly beginning on October 1, 2009 in monthly installments of $8,000.00, with a final repayment of all outstanding principal and accrued interest, if any, due and payable on December 31, 2011. In addition, ten (10%) of all equity funds raised by the Payor during the term hereof shall be used to repay outstanding principal and interest hereunder, if any. All repayments shall be applied in the following order of priority: (i) outstanding unpaid fees and costs for which Payee may be responsible pursuant to the Security Agreement referenced in Section 5 herein, (ii) accrued and unpaid interest and (iii) principal.

SECTION 4.  Priority. This Promissory Note shall not be subordinated or junior in right of payment or distribution to any other indebtedness, liabilities or obligation of any kind or nature whatsoever and shall be senior or pari passu in right of payment and distribution to any and all such other indebtedness, liabilities and obligations of the Payor.

SECTION 5.  Security. The obligations under this Note are secured by the Security Agreement between Payor and Payee of even date herewith.

SECTION 6.  Equity Redemption; Salary Reduction. As additional consideration for the loan evidenced by this Note, (i) Payor shall provide Payee with certain equity redemption rights with respect to Payor's stock owned by Payee, on terms and conditions to be agreed upon by the parties and (ii) Payor's officers and directors, Barry Kemble and Timothy Peach, shall agree to a reduction of both accrued, unpaid salary and ongoing salary on tellus and conditions to be agreed upon by the parties.

SECTION 7.  Miscellaneous. (a) The Payor hereby waives presentment, demand, protest and notice of any kind whatsoever in connection with this Promissory Note. The nonexercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

(b) The Payor may prepay all or part of the principal hereof at any time without penalty.

(c) This Promissory Note shall be construed in accordance with and governed by the law of the State of New York.

(d) All borrowings evidenced by this Promissory Note and all payments and prepayments of the principal hereof and interest hereon shall be recorded by such holder in its internal records, provided, however, that the failure of the holder hereof to make such a notation or any error in such a notation shall not affect the obligation of the Payor under this Promissory Note. All payments and prepayments payments received by the Payee shall be applied first to accrued interest and, thereafter, to principal.

IN WITNESS WHEREOF, the undersigned has caused this Promissory Note to be duly executed as of the day and year first above written.

VISTA INTERNATIONAL TEHNOLOGIES, INC.
/s/ Barry J. Kemble
By: Barry J. Kemble
Title: CEO